Exhibit 5.1

June 13, 2019

Volt Information Sciences, Inc.
50 Charles Lindbergh Boulevard, Suite 206
Uniondale, New York 11553

Re:	Volt Information Sciences, Inc.
2019 Equity Incentive Plan

Ladies and Gentlemen:

This letter is being delivered in connection with the Registration Statement on Form S-8 (the “Registration Statement”) which Volt Information Sciences, Inc., a New York corporation (the “Company”), proposes to file with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the registration by the Company of up to 2,950,000 shares of the Company’s common stock, par value $0.10 per share (the “Shares”),  and other rights to acquire Shares issuable under the Volt Information Sciences, Inc. 2019 Equity Incentive Plan (the “Plan”). This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have examined originals, or copies certified to our satisfaction, of (i) the Registration Statement, (ii) the Plan and (iii) such corporate records of the Company, agreements and other instruments, certificates of public officials, certificates of officers and representatives of the Company and other documents as we have deemed necessary as a basis for the opinions hereinafter expressed. In such examination we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity with the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to various questions of fact material to such opinions we have, when relevant facts were not independently established, relied upon certifications by officers of the Company and other appropriate persons and statements contained in the Registration Statement.

Based upon the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions and limitations stated herein and in reliance on the statements of fact contained in the documents that we have examined, we are of the opinion that the Shares to be issued by the Company, when issued and sold in accordance with the terms set forth in the Plan and any applicable award agreement and against payment therefor, and when the Registration Statement has become effective under the Securities Act, will be validly issued, fully paid and, subject to the provisions of Section 630 of the New York Business Corporation Law, non-assessable.

We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York. This opinion is limited to the effect of the current state of the laws of the State of New York and to the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Milbank LLP